Exhibit 99.1

KIWIBOX.COM Releases iPhone Application to Help Members Access the Site From Any Location to Better Explore, Connect, Party.

NEW YORK, July 2nd /PRNewswire-FirstCall/ -- KIWIBOX.COM, Inc. (OTC Bulletin Board: KIWB), announced today that members can now download the exciting  and innovative Kiwibox iPhone application for free. This application is available in the iTunes app store and will allow Kiwibox  members to stay connected and up to date with each other no matter where they may be located. With this application you can access your Kiwibox community from your phone through email, messages, status updates, uploading pictures, and much more. The iPhone App will open a new wave of communicating between Kiwibox members, predicted to spontaneously expand the Kiwibox membership population. .

Apple was the first to win the hearts and minds of developers of app software allowing them to dominate the market for mobile apps. Currently, the iPhone has over 500,000 apps ranging from new updates and map navigation systems, all the way down to mindless yet entertaining games. The most popular iPhone applications have been downloaded at a rate of 10,000 times a day with reported profits jumping 15 percent in its second quarter of 2009 to $1.21 billion.

According to the US Census Bureau, college students make up about 6% of the US population, however when Rubicon conducted an iPhone study, 16% of its respondents were college students. From this study, it can be concluded that the iPhone has a strong appeal amongst college students and young adults. Rubicon also concluded, iPhone users download an average of 23.6 applications and use an average of 6.8 applications per day. Similarly, nearly half of iPhone owners report shopping for apps more than once a week and use their apps for more than 30 minutes a day.

Currently 7 out of the top ten U.S. social networks already have their own version of iPhone applications, so with the emergence of this new Kiwibox application, it truly solidifies Kiwibox’s status among those ruling the social networking market, People use sites like kiwibox.com and facebook to remain connected in a convenient and easy way on the road. With iPhone users increasing by the day, this new Kiwibox app is to be a sure hit amongst the Kiwibox  member base and will attract new users.

About  KIWIBOX.COM:

KIWIBOX.COM is the only stand-alone social network community company whose shares are traded in the public stock market under the trading symbol "KIWB". KIWIBOX.COM was founded in 1999 to give teenagers a voice on the internet and was a leader in the teen oriented world for several years. In 2008, the company launched a new version 2.0, expanding its community to serve old teens & young adults to explore, connect and party. After a restructuring of the company in 2009, a new website technology platform was announced in 2010. Further developments and integration of mobile and strategy technology, in combination with traditional marketing efforts are integrated or planned to increase membership and to be a prominent website in the social networking world for young adults and old teens.

This press release contains certain statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results, depending on a variety of factors. Potential factors that could impact results include the general economic conditions in different countries around the world, fluctuations in global equity and fixed income markets, exchange rates, rating agency actions, resolution of pending regulatory investigations and related issues, including those related to compensation arrangements with underwriters, pension funding, ultimate paid claims may be different from actuarial estimates and actuarial estimates may change over time, changes in technology and internet developments, commercial property and casualty markets and commercial premium rates, the competitive environment, the actual costs of resolution of contingent liabilities and other loss contingencies, and the heightened level of potential errors and omissions liability arising from placements of complex policies and sophisticated reinsurance arrangements in an insurance market in which insurer reserves are under pressure. Further information, concerning the Company and its business, including factors that potentially could materially affect the Company's financial results, is contained in the Company's filings with the Securities and Exchange Commission.

CONTACT: Andre Scholz, +1-212-239-8210, ascholz@kiwiboxinc.com